EXHIBIT 99.1

OfficeMax Incorporated 150 East Pierce Road Itasca, IL 60143-1594

News Release

Media Contact	Investor Relations Contact
Bill Bonner	Vince Hannity
630 438 8584	208 384 6390

For Immediate Release: December 20, 2004

OFFICEMAX ANNOUNCES FINANCIAL EVENTS, COMMENCES INVESTIGATION

ITASCA, III. – OfficeMax® Incorporated (NYSE: OMX), a leader in office products and services, today announced monetization of the promissory notes received from the sale of its timberlands and the distribution of OMX common stock to holders of its Adjustable Conversion-Rate Equity Security (ACES) units.  The company also announced it has commenced an investigation into certain vendor allegations, and that it is postponing a decision on the form and timing of equity repurchases until the investigation is complete.

On October 29, 2004, OfficeMax closed the sale of its paper and forest products businesses.  At that time, the company received $2.025 billion in cash for the assets sold, and an additional $15 million in cash and promissory notes of $1.635 billion for the timberlands portion of the sale.  On December 21, 2004, the company will realize $1.470 billion in cash, before transaction expenses and related costs, from the monetization of those notes.  In addition to $15 million received at closing and $1.470 billion realized from the monetization, the company will retain a residual interest in timber promissory notes of $165 million due in 2019.

On December 16, 2004, holders of OfficeMax’s outstanding 7.50% equity security units (NYSE:BEP) received 5.41 million newly issued shares of OMX common stock in exchange for cash proceeds to OMX of $172.5 million.  The settlement rate was 1.5689 shares of OMX common stock for

-more-

each purchase contract forming a part of the $50 stated amount of each equity security unit.  Following the conversion, OfficeMax has approximately 95 million fully diluted shares of common stock.

OfficeMax intends to use the proceeds from monetization of the timber promissory notes and conversion of the equity security units to continue its debt reduction program and to repurchase between $775 million and $815 million of its common stock.   However, at the direction of the audit committee of its board of directors, the company has commenced an internal investigation into claims by a vendor to its retail business that certain employees acted inappropriately in requesting promotional payments and in falsifying supporting documentation for approximately $3.3 million in claims billed to the vendor by OfficeMax during 2003 and 2004.  Because the company’s investigation has only recently begun, the company is postponing a decision as to the form and timing of share repurchases until the investigation is complete.

About OfficeMax

OfficeMax is a leader in both business-to-business and retail office products distribution.  OfficeMax delivers an unparalleled customer experience — in service, in product, in time savings, and in value - through a relentless focus on its customers.  The company provides office supplies and paper, print and document services, technology products and solutions, and furniture to large, medium and small businesses and consumers.  OfficeMax customers are served by more than 40,000 associates through direct sales, catalogs, Internet and nearly 950 superstores.  More information can be found at www.officemax.com.

Forward Looking Statements

This press release contains forward-looking statements about our intended use of proceeds from the monetization of the timber promissory notes and the conversion of the equity security units.  While our current intent is to use these proceeds to reduce our debt and repurchase our common stock, there are inherent risk and uncertainties that could cause our plans to change.  There is no assurance we will be able to reduce our debt or repurchase stock as we anticipate today.   Intervening or unexpected events could disrupt our plans for the use of proceeds.  These could include the outcome of the investigation discussed above, unanticipated cash requirements, a changed business environment that alters our capital needs, unanticipated legal restrictions on our ability to use proceeds as we have planned, acts of terrorism or other disasters that change the financial markets, and other unanticipated events.  The forward-looking statements in this release speak only as of the date of this release, and we undertake no duty to update them in light of new information.

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